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                                                                    EXHIBIT 23.3



             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-2) and related Prospectus of
Radyne ComStream Inc. for the registration of 2,300,000 units, consisting of 2,300,000 shares of common stock and 2,300,000 redeemable common stock purchase warrants to purchase 2,300,000 shares of common stock, and to the use and incorporation by reference therein of our report dated February 16, 1998 (except for Note 11, as to which the date is April 16, 1998), with respect to the consolidated financial statements of ComStream Holdings, Inc. included in Radyne ComStream Inc.'s report on Form 8-K/A filed with the Securities and Exchange Commission on May 5, 1999.

                                                  ERNST & YOUNG LLP

San Diego, California
January 7, 2000